Exhibit 99.1

Paul Broyer, Candela Corporation 508-358-7400 x435

CANDELA REPORTS 33% REVENUE GROWTH

GENERATES 203% GROWTH IN INCOME FROM CONTINUING OPERATIONS

- COMPANY ANNOUNCES STOCK SPLIT -

WAYLAND, MA, January 27, 2004 — Candela Corporation (NASDAQ: CLZR) today reported results for its second fiscal quarter ended December 27, 2003. The Company said that revenues for the quarter were $23.9 million, a 33% growth compared to $18.0 million for the same quarter a year earlier. For the first six months of the fiscal year, the Company reported revenues of $42.6 million, a 36% growth, compared to $31.3 million for the same period last year.

Income for the quarter from continuing operations was $2.4 million or $.22 EPS compared to $.8 million or $.08 EPS, increases of 203% and 175% respectively over the same quarter a year earlier. For the six-month period, income from continuing operations was $4.2 million or $.38 EPS versus $1.8 million or $.18 EPS, increases of 140% and 111% respectively over the same period last year.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “Our best in class products coupled with our ever strengthening worldwide distribution channels continue to drive the significant revenue and profit growth we have been enjoying. We continue to add new products, and expanded regulatory approvals as we head into next month’s 62nd Annual Meeting of the American Academy of Dermatology.” Puorro added: “We remain quite optimistic as we move into the second half of our fiscal year.”

Simultaneous with its earning announcement, the Company also announced that its Board of Directors has approved a two-for-one stock split, payable in the form of a 100% stock dividend. All shareholders of record at the close of business on February 16, 2004 will receive one additional share for each share of common stock owned. The additional shares will be distributed to shareholders on or about March 16, 2004. Upon completion of this split, Candela will have approximately 22 million shares of common stock outstanding.

Regarding the Company’s stock split, Puorro said: “We believe the increase in shares outstanding from this split could enhance the liquidity of Candela shares, and is beneficial to our shareholders over term.”

The Company’s management team will host a live conference call at 10:00 a.m. (Eastern time) on Wednesday, January 28, 2004 to discuss the Company’s results for its second fiscal quarter ended December 27, 2003. A replay of the conference call, along with a copy of this earnings press release and accompanying financial and other statistical information, will be accessible from the Company’s website at www.candelalaser.com — About Candela — Investor Relations — News Releases.

About Candela:

Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 15 years ago, and currently has an installed base of over 7,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement:

Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended June 28, 2003 and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

(TABLES FOLLOW)

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CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the six months ended:
	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002
Revenue	$23,898	$18,028	$42,584	$31,272
Cost of sales	11,651	9,063	21,025	15,663

Gross profit	12,247	8,965	21,559	15,609

Operating expenses:
Research and development	1,415	1,086	2,491	1,952
Selling, general and administrative	7,818	6,014	13,221	10,624

Total operating expenses	9,233	7,100	15,712	12,576

Income from operations	3,014	1,865	5,847	3,033

Other income (expense):
Interest income	76	60	155	134
Interest expense	(4)	(73)	(8)	(179)
Other income	379	(623)	412	(281)

Total other income	451	(636)	559	(326)

Income from continuing operations before income taxes	3,465	1,229	6,406	2,707
Provision for income taxes	1,024	423	2,176	941

Net income from continuing operations	2,441	806	4,230	1,766

Discontinued operations:
Loss from discontinued skin care center operations	—	(336)	(298)	(562)

Loss on disposal of Skin Care Center, including provision of 3,348 for operating losses less income tax benefit of 1,253	—	—	(2,095)	—

Net income	$2,441	$470	$1,837	$1,204

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.22	$0.08	$0.39	$0.18
Loss from discontinued operations	—	(0.03)	(0.22)	(0.06)

Basic earnings per share	0.22	0.05	0.17	0.12

Diluted:
Income from continuing operations	0.22	0.08	0.38	0.18
Loss from discontinued operations	—	(0.03)	(0.22)	(0.06)

Diluted earnings per share	$0.22	$0.05	$0.16	$0.12

Weighted average shares outstanding	10,869	9,877	10,782	9,760

Diluted weighted average shares outstanding	11,288	10,004	11,190	9,859

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	December 27, 2003	June 28, 2003
Assets

Current assets:
Cash and cash equivalents	$32,397	$31,870
Accounts receivable, net	29,299	26,572
Notes receivable	876	1,086
Inventories, net	14,012	10,834
Other current assets	1,329	658

Total current assets	77,913	71,020
Property and equipment, net	3,082	3,327
Other assets	6,650	6,154

Total assets	$87,645	$80,501

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,162	$5,271
Accrued payroll and related expenses	3,129	4,656
Accrued warranty	4,486	3,628
Income taxes payable	2,106	3,528
Other accrued liabilities	3,897	2,755
Deferred revenue	2,939	2,779

Total current liabilities	22,719	22,617

Long-term liabilities	2,650	3,393
Net liabilities of discontinued operations	3,959	1,143

Stockholders’ equity
Common stock	133	129
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	50,909	48,479
Accumulated earnings	19,741	17,904
Cumulative translation adjustment	531	(167)

Total stockholders’ equity	58,317	53,348

Total liabilities and stockholders’ equity	$87,645	$80,501